EXHIBIT 99

PRESS RELEASE

INTERPOOL, INC. TO PAY CASH DIVIDEND ON COMMON STOCK

Schedules Special Stockholders’ Meeting to Vote on Proposed
Acquisition of Interpool by Funds Managed by
Fortress Investment Group

PRINCETON, N.J., May 31, 2007 – Interpool, Inc. (IPX) announced today that it will pay a cash dividend of $.25 per share for the second quarter of 2007.  The dividend will be payable on July 10, 2007 to stockholders of record on July 2, 2007.  The aggregate amount of the dividend is expected to be approximately $7.4 million.  The amount of the quarterly dividend is based on the company’s previously announced annualized dividend rate of one dollar per share.

Interpool also announced that it has terminated its existing dividend reinvestment plan, effective immediately.  Accordingly, the dividend to be paid on July 10, 2007 will not be reinvested in Interpool common stock.

The company also announced that it has scheduled a special meeting of stockholders for Wednesday, July 18, 2007.  Details on the time and place will be included in the definitive proxy statement when it becomes available.  The purpose of the meeting is to vote on the company’s previously announced agreement to be acquired by certain private equity funds managed by affiliates of Fortress Investment Group LLC.  Stockholders of record at the close of business on Monday, June 11, 2007 will be entitled to vote at the special meeting, and all stockholders are invited to attend the special meeting.

In connection with the proposed merger, Interpool has filed a preliminary proxy statement with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Interpool at the Securities and Exchange Commission’s website at http://www.sec.gov.  The proxy statement and such other documents may also be obtained for free from the Financial Reports page on Interpool’s website at www.interpool.com or by directing a request to Investor Relations at (609) 452-8900.

Interpool and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Interpool stockholders in respect of the proposed transaction.  Information regarding Interpool’s directors and executive officers is included in the preliminary proxy statement relating to the merger and in Interpool’s proxy statement for its 2006 annual meeting of stockholders, dated June 21, 2006. Additional information regarding the interests of such potential participants may be obtained by reading the definitive proxy statement relating to the merger when it becomes available.

Interpool is one of the world’s leading suppliers of equipment and services to the transportation industry. It is the world’s largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade.

CAUTIONARY STATEMENTS

This press release contains certain forward-looking statements regarding future circumstances.  These forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in Interpool’s SEC filings.  The company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

Note: This press release and other press releases and information can be viewed at Interpool's website at www.interpool.com.

CONTACT:
James F. Walsh
(609) 452-8900
www.interpool.com